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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors and Stockholders
Suntron Corporation:

We consent to incorporation by reference in the Registration Statement No. 333-89238, on Form S-8 of Suntron Corporation of our report dated April 11, 2003, relating to the consolidated balance sheets of Suntron Corporation and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Suntron Corporation.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

The consolidated financial statements of Suntron Corporation as of December 31, 2001 and for the years ended December 31, 2000 and 2001, have been restated to reflect the combination of entities under common control with K*TEC Operating Company, L.L.C. (formerly known as Thayer-BLUM Funding II, L.L.C.) and subsidiary as described in Note 2 to the consolidated financial statements. We did not audit the consolidated financial statements of K*TEC Operating Company, L.L.C. for the period from September 14, 2000 (inception) through December 31, 2000 which statements reflect total revenues constituting 29 percent Suntron Corporation's fiscal 2000 consolidated revenues. Those statements were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated May 25, 2001.

/s/  KPMG LLP

Phoenix, Arizona
April 11, 2003